Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
GDS Holdings Limited:

We consent to the incorporation by reference in the registration statements (No. 333-214800 and No. 333-244736) on Form S-8 and the registration statement (No. 333-252680) on Form F-3 of GDS Holdings Limited of our report dated April 12, 2021, with respect to the consolidated balance sheets of GDS Holdings Limited as of December 31, 2019 and 2020, the related consolidated statements of operations, comprehensive loss, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the effectiveness of internal control over financial reporting as of December 31, 2020, which report appears in the December 31, 2020 annual report on Form 20-F of GDS Holdings Limited.

Our report refers to a change in the Company’s method of accounting for leases in 2019 due to the adoption of Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842).

/s/ KPMG Huazhen LLP

Shanghai, China
April 12, 2021